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Exhibit (a)(5)(H)

SADIA S.A.
Listed Company
CNPJ/MF n.o 20.730.099/0001-94

NOTICE OF MATERIAL EVENT

SADIA S.A. ("Sadia"), in accordance with paragraph 4o of Section 157 of Law no. 6.404/76 and CVM Instruction N. 358/02, hereby notifies its shareholders, the shareholders of Perdigão S.A. ("Perdigão") and the market the following information.

On July 18, 2006, Perdigão released a notice of material event in connection with the Notice of Public Tender Offer for the Acquisition of Shares of Perdigão ("Notice of Offer"), pursuant to which it has informed, in summary, that the Notice of Offer would not comply with the proceeding set forth in Section 37 of the by-laws of Perdigão. Thus, management of Perdigão informed that it will not convene the shareholders meeting for the selection of the financial institution to prepare the appraisal report purposes of sections 37 and 43 of its by-laws. In addition, Perdigão has also informed that it has received written notices from shareholders representing 55,38% of its corporate capital refusing the price proposed in the Notice of Offer.

In such respect, Sadia's management hereby informs that the rationale presented by Perdigão is inappropriate and against provisions set forth in its by-laws, given that the Notice of Offer has been issued under the condition that the offer is tendered by shareholders representing at least 50% + one outstanding shares of Perdigão. Therefore, it is evidenced that, upon occurrence of such condition, Sadia shall be obliged to extend the terms and conditions of the Notice of Offer to all shareholders of Perdigão.

It is important to mention that the unification of proceeding for the acquisition of the control of Perdigão (Section 257 of Law 6,404/76 and Section 32 of CVM Ruling 361/02) is compatible with that proceeding set forth in Section 37 of its by-laws, given that no damages will be caused to shareholders of Perdigão. The unification of such proceedings is permitted and it is set forth in Section 44 of the by-laws of Perdigão, which establishes that: "The implementation of one sole tender offer is permitted, in order to achieve more that one purpose set forth in this Chapter VII, in the Regulation of Novo Mercado or in the regulation enacted by CVM, provided that the proceedings are compatible and that no damages have been caused to the offered parties and that authorization of CVM be obtained when required by applicable regulations."

In this sense, it is evident that the Notice of Offer has been formulated strictly in accordance with the provisions set forth in Law 6,404/76, in CVM Ruling 361/02, in the Regulation of Novo Mercado and with the by-laws of Perdigão.

As a result of this fact, Sadia hereby informs that it will submit to the review of the Brazilian Securities Commission (Comissão de Valores Mobiliários) the issue raised by Perdigão, in order to such authority to have the opportunity to manifest about the validity and adequacy of the offer and its proceedings in connection with legal, regulatory and statutory provisions applicable to the Notice of Offer.

It is important to note that such measure is necessary, given that Sadia's management has the opinion that the offer has to be reviewed by all minority shareholders of Perdigão.

Therefore, it is still important to note that, although management of Perdigão has disclosed in its Notice of Material Event that shareholders representing 55,38% of total capital of Perdigão have rejected in writing the price tendered by Sadia, Sadia's management has the opinion that it is necessary that all minority shareholders of Perdigão have the opportunity to entirely review the terms and conditions contained in the Notice of Offer.

Finally, considering that the occurrence of the condition set forth in item 5.2.7 of the Notice of Offer (acquisition of minimum lot of shares representative of the control of Perdigão) shall be accomplished only in the auction, which may occur until October 24, 2006, Sadia's management reiterates the necessity of compliance by management of Perdigão of all proceedings contained in the Notice of Offer formulated by Sadia.

São Paulo, July 19, 2006.

Luiz Gonzaga Murat Junior
Finance and Investment Relations Officer

The Offeror will file a tender offer statement under cover of Schedule TO with the U.S. Securities and Exchange Commission. Shareholders not resident in Brazil are advised to read the tender offer statement, the offer to purchase and the other documents relating to the tender offer that are filed with the U.S. Securities and Exchange Commission when they become available because they will contain important information. Shareholders may obtain copies of these documents for free, when they become available, at the SEC's website at www.sec.gov or from the U.S. Information Agent to be appointed in connection with the tender offer.

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NOTICE OF MATERIAL EVENT